Bravo Brio Restaurant Group, Inc. Reports
Third Quarter & Year-to-Date 2013 Financial Results
Company Updates 2013 Outlook; Provides Development Guidance for 2014

Columbus, Ohio - November 5, 2013 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 and 39 week periods ended September 29, 2013. The Company also updated its 2013 outlook and provided development guidance for 2014.

Selected Third Quarter 2013 Highlights Compared to the Third Quarter 2012:

▪	Revenues increased 0.4% to $96.3 million from $95.9 million.

▪	Total comparable restaurant sales decreased 4.5%.

▪	Comparable restaurant sales decreased 3.7% at BRAVO! and decreased 5.1% at BRIO.

▪	Restaurant-level operating profit decreased 7.2% to $14.9 million from $16.0 million.

▪	Net income was $2.2 million, or $0.11 per diluted share, compared to net income of $2.8 million, or $0.14 per diluted share.

Selected Year-to-Date 2013 Highlights Compared to the Year-Ago Period:

▪	Revenues increased 2.6% to $305.0 million from $297.1 million.

▪	Total comparable restaurant revenues decreased 3.3%.

▪	Comparable restaurant sales decreased 2.3% at BRAVO! and decreased 4.1% at BRIO.

▪	Restaurant-level operating profit decreased 4.7% to $49.4 million from $51.8 million.

▪	Net income was $10.2 million, or $0.50 per diluted share, compared to net income of $11.7 million, or $0.57 per diluted share.

Saed Mohseni, Chief Executive Officer and President, said, “Our quarterly revenues fell short of our expectations and this in turn resulted in margin erosion and lower EPS compared to the year ago period. We have also seen increased competitive activity in select markets. While we have planned a number of marketing initiatives to mitigate some of these headwinds, it is clear our guests have shifted their spending priorities. Therefore, while we remain enthusiastic about our long term growth objectives, we are taking a more conservative view of our business outlook.”

Mohseni continued, “We expect to maintain a disciplined capital allocation strategy. Our near-term priorities are to moderate development until the macro-economic environment and comparable restaurant sales improve, while we continue to repurchase shares when prudent.  To that end, we will open a total of eight restaurants this year, including four in the fourth quarter, and currently plan to open six to seven restaurants in 2014. We have now repurchased approximately $7.3 million of our $20 million authorization, including $3.3 million during the third quarter, and paid down $6.9 million of our outstanding debt so far this year.  Additionally, our Board of Directors has established a new $20 million share repurchase program effective through the end of Fiscal 2014. These tangible steps are designed to enhance long-term shareholder value.”

Third Quarter 2013 Financial Results

Revenues increased $0.4 million, or 0.4%, to $96.3 million in the third quarter of 2013, from $95.9 million in the third quarter of 2012. The increase in revenues was primarily due to an additional 60 operating weeks provided by four new restaurants opened in the first 39 weeks of 2013 and five new restaurants opened in the last two quarters of 2012. Total comparable restaurant sales decreased 4.5%, attributed to a 4.7% decrease in guest counts partially offset by a 0.2% increase in average check.

Total restaurant operating costs, which includes costs of sales, labor costs, operating costs and occupancy costs, increased $1.5 million, or 1.9%, to $81.4 million in the third quarter of 2013, from $79.9 million in the third quarter of 2012. Total restaurant-level operating profit decreased $1.1 million, or 7.2%, to $14.9 million from $16.0 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 15.4% in the third quarter of 2013 from 16.7% in the third quarter of 2012, which was primarily attributable to the deleveraging resulting from the comparable sales decrease in 2013 as compared to 2012.

Net income in the third quarter of 2013 was $2.2 million, or $0.11 per diluted share, compared to net income of $2.8 million, or $0.14 per diluted share, in the same period last year.

Third Quarter 2013 Brand Operating Highlights

Comparable restaurant sales at BRAVO! decreased 3.7% and average weekly sales were $62,000. Comparable restaurant sales at BRIO decreased 5.1% and average weekly sales were $83,900.

During the third quarter of 2013, the Company opened a new BRAVO! restaurant in Fort Worth, Texas.

As of September 29, 2013, the Company operated 47 BRAVO!, 56 BRIO, and one Bon Vie restaurant across 31 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

2013 Outlook

Based upon financial results as of September 29, 2013 and projections for the remainder of the year, the Company is updating its 2013 outlook as follows:

▪	Revenues of $410 million to $413 million (versus $414 million to $420 million previously).

▪	Total comparable restaurant sales of approximately minus 3.5% to minus 3.0% (versus minus 3.0% to minus 1.0% previously).

▪	Development of eight restaurants.

▪	Pre-opening costs of approximately $4.0 million.

▪	Diluted earnings per share of $0.78 to $0.81 (versus $0.83 to $0.89 previously).

▪	Capital expenditures of $23 million to $25 million.

▪	Diluted share count of approximately 20.5 million (versus 20.6 million previously).

▪	Estimated annual tax rate of approximately 27% (versus 29% previously).

The Company is also providing preliminary guidance for the development of six to seven restaurants in 2014.

Share Repurchase Program

On October 23, 2013, the Board of Directors approved the terms of a new share repurchase plan, which replaces the plan adopted in 2012, under which the Company is authorized to repurchase up to $20 million of its common shares beginning October 23, 2013 and ending on December 28, 2014, subject to the Company’s pre-existing blackout periods. The Company may repurchase shares on the open market or through privately negotiated transactions at times and prices considered appropriate by the Company at the discretion of management and subject to its assessment of market conditions and other economic factors.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss third quarter 2013 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O'Connor, Chief Financial Officer, and Brian O'Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (800) 499-7921, or for international callers (719) 325-2440. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 1103173. The replay will be available until Tuesday, November 12, 2013.

The call will also be webcast live from the Company's investor relations website at http://investors.bbrg.com in the Calendar of Events section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 5, 2013.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200
investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2013 AND SEPTEMBER 23, 2012
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	September 29, 2013		September 23, 2012		September 29, 2013		September 23, 2012
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Revenues	$96,290		$95,921		$304,975		$297,105
Costs and expenses
Cost of sales	24,620	25.6%	25,045	26.1%	78,635	25.8%	77,164	26.0%
Labor	34,027	35.3%	33,528	35.0%	107,491	35.2%	102,950	34.7%
Operating	15,796	16.4%	15,089	15.7%	48,504	15.9%	45,752	15.4%
Occupancy	6,977	7.2%	6,230	6.5%	20,983	6.9%	19,448	6.5%
General and administrative expenses	5,471	5.7%	5,700	5.9%	17,166	5.6%	17,085	5.8%
Restaurant preopening costs	1,249	1.3%	1,442	1.5%	2,508	0.8%	3,615	1.2%
Depreciation and amortization	5,028	5.2%	4,689	4.9%	14,859	4.9%	13,765	4.6%
Total costs and expenses	93,168	96.8%	91,723	95.6%	290,146	95.1%	279,779	94.2%
Income from operations	3,122	3.2%	4,198	4.4%	14,829	4.9%	17,326	5.8%
Interest expense, net	269	0.3%	322	0.3%	870	0.3%	1,008	0.3%
Income before income taxes	2,853	3.0%	3,876	4.0%	13,959	4.6%	16,318	5.5%
Income tax expense	604	0.6%	1,049	1.1%	3,749	1.2%	4,612	1.6%
Net income	$2,249	2.3%	$2,827	2.9%	$10,210	3.3%	$11,706	3.9%

Net income per basic share	$0.12		$0.14		$0.52		$0.60
Net income per diluted share	$0.11		$0.14		$0.50		$0.57
Weighted average shares outstanding-basic	19,525		19,618		19,574		19,558
Weighted average shares outstanding-diluted	20,439		20,649		20,469		20,617

Certain percentage amounts may not sum due to rounding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 29, 2013 AND DECEMBER 30, 2012
(Dollars in thousands)

	September 29, 2013	December 30, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,707	$13,717
Accounts receivable	6,157	7,728
Tenant improvement allowance receivable	1,546	1,638
Inventories	2,517	3,023
Deferred income taxes, net	3,295	2,304
Prepaid expenses and other current assets	1,630	2,547
Total current assets	17,852	30,957
Property and equipment — net	184,353	175,969
Deferred income taxes — net	48,537	52,068
Other assets — net	4,008	4,344
Total assets	$254,750	$263,338

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$13,059	$10,695
Accrued expenses	20,025	24,724
Current portion of long-term debt	2,082	2,704
Deferred lease incentives	6,283	6,430
Deferred gift card revenue	7,959	12,210
Total current liabilities	49,408	56,763
Deferred lease incentives	61,390	64,761
Long-term debt	14,132	20,382
Other long-term liabilities	21,621	21,149
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 19,900,583 shares issued at September 29, 2013 and 19,820,428 shares issued at December 30, 2012	197,543	195,512
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at September 29, 2013 and December 30, 2012	—	—
Treasury shares, 499,890 shares at September 29, 2013; and 224,172 shares at December 30, 2012	(7,252)	(2,927)
Retained deficit	(82,092)	(92,302)
Total stockholders’ equity	108,199	100,283
Total liabilities and stockholders’ equity	$254,750	$263,338